Exhibit 99.1

NEWS RELEASE

MEDIA RELATIONS: JENNIFER HACKER COHN & WOLFE (404) 260-3509 jennifer.hacker@cohnwolfe.com	INVESTOR RELATIONS: DOUG SHERK/JENIFER KIRTLAND (415) 568-9349

SOLTA MEDICAL COMPLETES ACQUISITION OF SOUND

SURGICAL TECHNOLOGIES

HAYWARD, Calif., February 26, 2013—Solta Medical, Inc. (Solta) (NASDAQ:SLTM) today announced the completion of its acquisition of privately-held Sound Surgical Technologies. The transaction is expected to be accretive within 12 months.

“With this acquisition, we have added another strong, complementary product to our broad portfolio of leading aesthetic brands and we have expanded our market opportunity,” said Stephen J. Fanning, Chairman, President and Chief Executive Officer of Solta. “Sound Surgical’s VASER product lines and other technologies utilizing low frequency ultrasound are innovative additions to our Liposonix® and Thermage® treatments, creating significant cross-selling opportunities with Sound Surgical’s plastic surgeon base and our core customer base of plastic surgeons and dermatologists. Sound Surgical generated strong revenue and EBITDA in 2012 and we anticipate the acquisition will contribute to our bottom-line within 12 months.”

Under the terms of the agreement, Solta acquired Louisville, Colorado-based Sound Surgical for $25.5 million in Solta common stock and $5.0 million in cash. In addition, Sound Surgical unit holders are entitled to receive up to $9.5 million of contingent payments that would be paid in Solta common stock based on revenue from Sound Surgical products in 2013. The proposed transaction becomes increasingly accretive to Solta Medical as Sound Surgical achieves the higher end of the revenue range. Approximately three-quarters of Sound Surgical unit holders have entered into staggered lock-up agreements ranging up to 270 days. Additionally, David Holthe, current Chairman of the Management Committee of Sound Surgical, will join the Solta Board of Directors.

About Solta

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective solutions for patients that enhance and expand the practice of medical aesthetics for physicians. The company offers six aesthetic energy devices to address a range of issues, including skin resurfacing and rejuvenation with Fraxel® and Clear + Brilliant® body contouring and skin tightening with Liposonix® and Thermage® and acne reduction with Isolaz® and CLARO™. As the innovator and leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Using similar fractional laser technology, Clear + Brilliant is a unique, cost-effective treatment to prevent and improve the early signs of photoaging. For body contouring, Liposonix is a non-surgical treatment to reduce waist circumference with advanced high-intensity focused ultrasound (HIFU) technology to permanently destroy targeted fat beneath the skin. Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. Isolaz was the first laser or light based system indicated for the treatment of inflammatory acne, comedonal acne, pustular acne, and mild-to-moderate inflammatory acne. CLARO is a personal care acne system that is the first FDA cleared over-the-counter IPL device that uses a powerful combination of both heat and light to clear skin quickly and naturally. More than two million procedures have been performed with Solta Medical’s portfolio of products around the world.

NEWS RELEASE

For more information about Solta, call 1-877-782-2286 or log on to www.Solta.com.

Solta Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including those regarding the accretive aspects of the Sound Surgical acquisition. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties, which may cause actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect Solta Medical’s business is detailed in the Company’s Form 10Q filed November 1, 2012 and other filings with the SEC. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Solta Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

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